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                                                               Exhibit 8.3


                    [Letterhead of W.S. Walker & Company]

Triton Energy Limited
Caledonian House
Mary Street, P.O. Box 1043
Georgetown
Grand Cayman, Cayman Islands

Dear Sirs:

This opinion is delivered in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Triton Energy Limited, a Cayman Islands company ("Triton Cayman"), and Triton Energy Corporation, a Delaware corporation ("Triton Delaware"), under the Securities Act of 1933, as amended (the "Act"), relating to (i) 36,233,372 Class A Ordinary Shares, par value $0.01 per share, of Triton Cayman (including the preference share purchase rights of Triton Cayman), (ii) 9,058,343 Class B Ordinary Shares, par value $0.01 per share (the "Class B Shares"), of Triton Cayman (including the preference share purchase rights of Triton Cayman), (iii) 905,835 shares of Participating Preferred Stock, par value $0.01 per share (the "Triton Delaware Preferred Stock"), of Triton Delaware, and (iv) 9,058,343 Unit Depositary Shares
(the "Unit Depositary Shares" and, together with the Class A Shares, the
Class B Shares, and the Triton Delaware Preferred Stock, the "Shares"), each consisting of one Class B Share and 1/10 of one share of Triton Delaware Preferred Stock. The Shares will be issued in connection with the merger of TEL Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Triton Cayman, with and into Triton Delaware.

For the purposes of giving this opinion, we have examined the Registration Statement.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the documents nor upon the commercial terms of the transations contemplated by the documents.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, we are of the opinion that the statements made in the Registration Statement under the caption "Certain Tax Considerations--Cayman Island Tax Consequences", insofar as they purport to constitute summaries of matters of Cayman Islands tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of our opinions of the matters described therein in all material respects.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be

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relied upon by any other persons without our prior written consent.  This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as Exhibit 8.3 to the Registration Statement and all references to our name in the Registration Statement.

                                   Yours faithfully,

                                   /s/ W.S. Walker & Company

                                   W.S. Walker & Company